Exhibit 99.1
NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
JUDGMENT RECEIVED BY PATRIOT COAL SUBSIDIARIES
IN APOGEE AND HOBET SELENIUM LAWSUITS
     ST. LOUIS, August 31 — Patriot Coal Corporation (NYSE: PCX) confirmed that the Federal District Court in Huntington, West Virginia issued rulings today with respect to pending selenium lawsuits brought by various environmental constituencies against the Company’s Apogee and Hobet subsidiaries. Pursuant to the court order, Apogee was found in contempt for failing to comply with a consent decree issued in March 2009 requiring compliance with selenium limits in certain mining permits. Apogee was ordered, among other things, to install a biological-based fluidized bed reactor (FBR) system to treat selenium discharges at certain affected outfalls and to come into compliance with applicable selenium discharge limits by March 1, 2013. Separately, Hobet was ordered by the court to submit a treatment plan by October 1, 2010 and to come into compliance with applicable selenium discharge limits under its Hobet 22 permit by May 1, 2013.
     “We are particularly disappointed with the contempt ruling,” said President & Chief Executive Officer Richard M. Whiting. “Patriot has been at the forefront of developing a solution to this complex issue confronting our Company and the Central Appalachian coal mining industry. We have dedicated significant resources over the last several years to take an industry-leading position in identifying viable treatment technology to address selenium discharges.”
     “While Patriot believes that FBR has promise, it is important to understand that this technology has never before been used in commercial applications for the removal of selenium in any context, including coal mining. Until the selenium standard is modified, the Central Appalachian mining industry will continue to face more stringent standards for aquatic life in regional drainages than those established for drinking water in some major cities. In fact, the Safe Drinking Water Act standard of fifty parts per billion for selenium is ten times higher than the standard of five parts per billion being selectively applied to West Virginia coal mining operations under the Clean Water Act,” continued Whiting. “Looking forward, Patriot is assessing its position in these cases and will determine its actions after the written judgment has been received.”
     The Company estimates that the initial investment required as part of the judgment will be approximately $50 million, and annual operating costs will be approximately $3 million. The court also ordered Patriot to establish a $45 million letter of credit to secure performance of its obligations under the order.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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